Exhibit 99.1

HEELYS, INC.

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REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors

Heelys, Inc.

We have audited the accompanying consolidated financial statements of Heelys, Inc. (a Delaware corporation) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in stockholders’ equity, comprehensive loss, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Heelys, Inc. and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Dallas, Texas

April 5, 2013

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HEELYS, INC.
 CONSOLIDATED BALANCE SHEETS
(in thousands, except share and par value data)

	December 31,	December 31,
	2012	2011
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38,887	$17,925
Investments	16,995	40,469
Accounts receivable, net of allowances of $353 and $391, respectively	5,083	7,077
Inventories	4,831	8,836
Prepaid expenses and other current assets	589	1,193
Prepaid income taxes and income taxes receivable	353	133
Deferred income taxes	211	14

Total current assets	66,949	75,647

PROPERTY AND EQUIPMENT	328	570
PATENTS AND TRADEMARKS	318	320
INTANGIBLE ASSETS	-	380
GOODWILL	-	1,532
DEFERRED INCOME TAXES	10	364

TOTAL ASSETS	$67,605	$78,813

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$799	$2,277
Accrued liabilities	3,390	2,974
Deferred income taxes	10	104

Total current liabilities	4,199	5,355
		`
LONG TERM LIABILITIES:
Income taxes payable	695	660
Deferred income taxes	59	40
Other long term liabilities	202	247

TOTAL LIABILITIES	5,155	6,302

COMMITMENTS AND CONTINGENCIES (Note 12)

STOCKHOLDERS' EQUITY:
Common stock, $0.001 par value, 75,000,000 shares authorized; 27,571,052 shares issued and outstanding as of December 31, 2012 and 2011	28	28
Additional paid-in capital	66,883	66,126
Accumulated (deficit) retained earnings	(3,768)	6,941
Accumulated other comprehensive loss	(693)	(584)

Total stockholders' equity	62,450	72,511

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$67,605	$78,813

See notes to consolidated financial statements.

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HEELYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,

	2012	2011

NET SALES	$27,903	$32,017
COST OF SALES	17,828	18,697

GROSS PROFIT	10,075	13,320

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling and marketing	6,997	8,751
General and administrative	11,663	10,735
Impairment of goodwill	1,521	-
Impairment of intangible assets	87	-
Restructuring charges	773	-

Total selling, general and administrative expenses	21,041	19,486

LOSS FROM OPERATIONS	(10,966)	(6,166)

OTHER (INCOME) EXPENSE
Interest (income) expense, net	(207)	(274)
Other (income) expense, net	(214)	(525)
Exchange (gain) loss, net	54	(6)

Total other (income) expense, net	(367)	(805)

LOSS BEFORE INCOME TAXES	(10,599)	(5,361)
INCOME TAX EXPENSE	110	239

NET LOSS	$(10,709)	$(5,600)

LOSS PER SHARE:
Basic and diluted	$(0.39)	$(0.20)
WEIGHTED AVERAGE SHARES OUTSTANDING:
Basic and diluted	27,571	27,571

See notes to consolidated financial statements.

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HEELYS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS
(in thousands)

	Year Ended December 31,

	2012	2011

NET LOSS	$(10,709)	$(5,600)

OTHER COMPREHENSIVE INCOME (LOSS):
Foreign currency translation adjustment	(110)	(96)
Net unrealized holding gain on investments	1	-
Total other comprehensive income (loss), net	(109)	(96)

COMPREHENSIVE LOSS	$(10,818)	$(5,696)

See notes to consolidated financial statements.

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HEELYS, INC.
 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2011 AND 2012
(in thousands)

	Common Stock
	Shares	Amount	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Loss	Total Stockholders' Equity

BALANCE—January 1, 2011	27,571	$28	$65,691	$12,541	$(488)	$77,772

Stock-based compensation expense			435			435
Net loss				(5,600)		(5,600)
Other comprehensive loss, net					(96)	(96)

BALANCE—December 31, 2011	27,571	28	66,126	6,941	(584)	72,511

Stock-based compensation expense			757			757
Net loss				(10,709)		(10,709)
Other comprehensive loss, net					(109)	(109)

BALANCE—December 31, 2012	27,571	$28	$66,883	$(3,768)	$(693)	$62,450

See notes to consolidated financial statements.

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HEELYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Year Ended December 31,

	2012	2011
OPERATING ACTIVITIES:
Net Loss	$(10,709)	$(5,600)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	658	759
Accretion (amortization) of discount (premium) on investments, net	498	650
Accrued interest income	(55)	(207)
Deferred income taxes	95	(130)
Stock-based compensation	757	435
Unrealized (gain) loss foreign currency transactions, net	(687)	(12)
Loss on disposal of patents and trademarks	69	-
Loss on disposal and impairment of property and equipment	34	27
Inventory impairment charges and reserve adjustments	915	1,246
Impairment of goodwill	1,521	-
Impairment of intangible assets	87	-
Changes in operating assets and liabilities:
Accounts receivable	1,939	(4,040)
Inventories	3,022	(3,337)
Prepaid expenses and other current assets	890	(279)
Accounts payable	(1,466)	1,275
Accrued liabilities	201	1,514
Income taxes payable/receivable	(180)	(552)

Net cash used in operating activities	(2,411)	(8,251)

INVESTING ACTIVITIES:
Purchases of investments	(23,159)	(57,691)
Proceeds from maturities of investments	46,135	48,872
Purchases of property and equipment	(34)	(125)
Increase in patents and trademarks	(192)	(89)

Net cash provided by (used in) investing activities	22,750	(9,033)

FINANCING ACTIVITIES:
Payment for previously acquired goodwill and intangible assets	(70)	(143)

Net cash used in financing activities	(70)	(143)

EFFECT OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	693	32

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	20,962	(17,395)

CASH AND CASH EQUIVALENTS, beginning of year	17,925	35,320

CASH AND CASH EQUIVALENTS, end of year	$38,887	$17,925

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for:
Income taxes	$333	$957

See notes to consolidated financial statements.

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HEELYS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BUSINESS DESCRIPTION AND BASIS OF PRESENTATION

Business Description — Heelys, Inc. and its subsidiaries (the “Company” or “Heelys”) designs, markets and distributes innovative, action sports-inspired products primarily under the HEELYS brand targeted to the youth market. The primary product, HEELYS-wheeled footwear, is patented, dual-purpose footwear that incorporates a stealth, removable wheel in the heel. HEELYS branded products are distributed directly to retail stores in the United States and certain other countries, and through international wholesale distributors.

The Company initially incorporated as Heeling, Inc. in Nevada in 2000. The Company was reincorporated in Delaware in August 2006 and changed its name to Heelys, Inc. Heeling Sports Limited, a Texas limited partnership, which was formed in May 2000 is an indirect wholly-owned subsidiary of Heelys, Inc.

In February 2008, the Company formed Heeling Sports EMEA SPRL, a Belgian corporation and indirect wholly-owned subsidiary of the Company, with offices in Brussels, and branch offices in Germany and France, primarily to manage the Company's European operations. Effective as of June 30, 2012, the Company closed its office in Brussels and transitioned the business operations conducted through that office to its French, German and U.S. offices.

In February 2011, the Company formed Heeling Sports Japan K.K., a Japanese corporation and indirect wholly-owned subsidiary of the Company, with offices in Tokyo, to manage its operations in Japan and to take over distribution in that country effective March 1, 2011.

Consolidated Financial Statements —The consolidated financial statements include the accounts of Heelys, Inc. and its subsidiaries. All intercompany balances and transactions are eliminated in consolidation.

Use of Estimates —The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect reported amounts of certain assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses for the period. Management's significant estimates are as follows: allowances for estimated customer returns, marketing discretionary funds and doubtful accounts; assessment of lower of cost or market on inventory; income taxes including deferred taxes and uncertain tax positions; and legal reserves for current pending claims (if any) and estimated incurred-but-not-reported claims. Actual results could differ from these estimates and the differences could be material. Differences are reported in the period in which they become known.

Foreign Currency Translation —The U.S. dollar is the Company's reporting currency. Assets and liabilities of foreign operations which are denominated in a functional currency other than the U.S. dollar are translated at the rate of exchange at the balance sheet date. Revenues and expenses are translated at the average rate of exchange during the applicable period. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are included in the foreign currency translation adjustment, a component of accumulated other comprehensive loss in stockholders' equity.

2. MERGER WITH SEQUENTIAL BRANDS GROUP, INC.

On October 22, 2012, the Company entered into an asset purchase agreement with The Evergreen Group Ventures, LLC and one of its subsidiaries (“The Evergreen Group”), to, among other things, sell substantially all of the operating assets of the Company and its subsidiaries. Thereafter, the Company’s board of directors unanimously determined that the Heelys Merger Agreement (as defined below) would constitute a “superior proposal,” as defined in the asset purchase agreement with The Evergreen Group. On December 7, 2012, the agreement with The Evergreen Group was terminated and Heelys entered into an agreement and plan of merger (the “Heelys Merger Agreement”) by and among Heelys, Sequential Brands Group, Inc., a Delaware corporation (“Sequential”), and Wheels Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Sequential (“Merger Sub”), pursuant to which Merger Sub was merged with and into Heelys with Heelys surviving the Merger as a wholly owned subsidiary of Sequential (the “Merger Transaction”). The Merger Transaction was completed on January 24, 2013 and, in connection therewith, each share of Heelys common stock issued and outstanding immediately prior to the effective time of the Merger Transaction (other than such shares owned by Sequential, Merger Sub, any other subsidiary of Sequential, Heelys or any subsidiary of Heelys, and any shares held by the stockholders of Heelys, if any, who properly demanded and validly perfected their statutory rights of appraisal with respect to the Merger Transaction) was automatically cancelled and converted into the right to receive an amount in cash equal to $2.25 per share, or, in the aggregate, approximately $63 million. The purchase was funded with cash from both the Company and Sequential.

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In December 2012, Sequential entered into a License Agreement with BBC International LLC (“BBC”), pursuant to which Sequential granted to BBC the exclusive license to use the licensed trademark(s) and proprietary rights related to the Heelys products in connection with the manufacturing, distribution, advertising and sales of Heelys products.  The License Agreement was contingent upon completion of the Merger Transaction and Sequential acquiring ownership of the licensed trademark(s) and proprietary rights from Heelys. The term of the License Agreement with BBC began on December 20, 2012 and expires on June 30, 2019. Subject to certain conditions, the License Agreement may be renewed by BBC for two renewal periods of five years each in years five and ten, respectively, provided that BBC is not in default of the terms and conditions of the License Agreement and in compliance with the aggregate guaranteed minimum royalties requirements set forth therein.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Fair Value Measurements —The Company uses a hierarchy that prioritizes fair value measurements based on the types of inputs used for the various valuation techniques (market approach, income approach, and cost approach).

The levels of hierarchy are described below:

●	Level 1: Observable inputs such as quoted prices in active markets for identical assets or liabilities.

●
Level 2: Inputs other than quoted prices that are observable for the asset or liability, either directly or indirectly; these include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active.

●	Level 3: Unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions.

The Company's assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability. Financial assets and liabilities are classified in their entirety based on the most stringent level of input that is significant to the fair value measurement.

Refer to Note 7 for discussion regarding fair value of investments. All other financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate fair value due to their liquid and short-term nature.

Cash and Cash Equivalents —Cash equivalents consist of highly liquid investments with original maturity dates of three months or less when purchased. Cash equivalents at December 31, 2012 and 2011 include investments in the Fidelity Money Market Fund in the amount of $23.1 million and $4.9 million, respectively. Investments in the Fidelity Money Market Fund are valued using observable inputs.

Accounts Receivable —Accounts receivable are stated net of estimated allowances for uncollectible accounts, customer returns, defective merchandise, co-op advertising and marketing discretionary funds. Accounts are not collateralized and do not bear interest. In determining the amount of the allowances for accounts receivable, the Company considers, among other things, historical experience. If the Company determines a smaller or larger allowance was appropriate, these changes in estimates are recorded in the period in which such determination is made. After all collection efforts are exhausted and an account is deemed uncollectible, it is written off against the allowance for doubtful accounts.

Inventories —Inventories are purchased as finished goods from independent manufacturers and are stated at the lower of cost or market. Inventories are valued on a first-in first-out ("FIFO") basis. Inventory costs include inbound freight. Inventory quantities are regularly reviewed and provisions for excess or obsolete inventory are recorded primarily based on the forecast of future demand and market conditions. Ongoing estimates are made relating to the net realizable value of inventories. If the estimated net realizable value of inventory is less than the cost, a write-down equal to the difference between the cost of the inventory and the estimated net realizable value is recorded. If changes in market conditions result in reductions in the estimated net realizable value of inventory below previous estimates, an increase in the write-down is recorded in the period in which such a determination was made. During 2012 and 2011, the Company charged cost of sales $915,000 and $1.2 million, respectively, in order to properly state inventories at lower of cost or market.

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Goodwill and Intangible Assets —Goodwill is not amortized but is instead measured for impairment at least annually, or when events indicate that impairment might exist. The Company compares the estimated fair value of the reporting unit to the carrying value. The Company's estimate of fair value utilized in goodwill tests is based upon a number of factors, including assumptions about the expected future operating performance of the Company’s reporting units. Estimates may change in future periods due to, among other things, the expected future operating performance of the Company's reporting units, technological changes, economic conditions, changes to the Company's business operations or inability to meet business plans. Such changes may result in impairment charges recorded in future periods. Any impairment charge related to goodwill would be classified as a separate line item on the consolidated statement of operations for amounts necessary to reduce the carrying value of the asset to fair value. The Company performs its annual impairment test during the fourth quarter.  Intangible assets that are determined to have definite lives are amortized over their useful lives and are measured for impairment only when events or circumstances indicate the carrying value may be impaired. In these cases, the Company estimates the future undiscounted cash flows to be derived from the asset to determine whether or not a potential impairment exists. If the carrying value exceeds the Company's estimate of future undiscounted cash flows, the Company then calculates the impairment as the excess of the carrying value of the asset over the estimate of its fair value. During 2012, the Company’s goodwill and certain of its intangible assets were determined to be impaired.

Long-Lived Assets —The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets held and used is generally measured by a comparison of the carrying amount of an asset to undiscounted pretax future net cash flows expected to be generated by that asset. An impairment loss is recognized if the estimated undiscounted future cash flows are less than the carrying value of the related assets. During 2012, the Company recognized an impairment loss in connection with the restructuring of its European operations (see Note 5).

Income Taxes —The Company accounts for income taxes using the asset and liability method. This approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of other assets and liabilities. The Company evaluates its ability to realize the tax benefits associated with deferred tax assets and a valuation allowance is established unless management determines that it is more likely than not that the Company will ultimately realize the tax benefit associated with a deferred tax asset. The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by a taxing authority, based on the technical merits of the position. The amount recognized in the financial statements from an uncertain tax position is measured based on the largest amount of benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. These liabilities (for uncertain tax positions) are included in income taxes payable in the consolidated balance sheet. Related accrued interest is included in interest expense and related penalties are included in general and administrative expense. Accrued interest and penalties are included within the related income tax liability line in the consolidated balance sheet.

Revenue Recognition —Revenues are recognized when merchandise is shipped, title passes to the customer, the customer assumes risk of loss, the collection of relevant receivables is probable, persuasive evidence of an arrangement exists and the sales price is fixed or determinable. Title passes upon shipment or upon receipt by the customer depending on the agreement with the customer. The Company records reductions to revenue for customer discounts, marketing discretionary funds, estimated returns and other allowances, including permitted returns of damaged or defective merchandise. The Company recorded total reductions to revenue for these allowances of $185,000 and $105,000 during 2012 and 2011, respectively.

Shipping and Handling Costs —Shipping and handling costs that are not directly attributable to the procurement of inventory are expensed as incurred and are included in general and administrative expense. These costs include costs that the Company incurs to ship product to its customers, storage charges and rent expense for warehouse facilities, warehouse labor, warehouse and packing materials and deprecation of warehouse equipment. Shipping and handling costs included in general and administrative expense were $2.4 million and $2.5 million during 2012 and 2011, respectively. Shipping and handling costs billed to customers are included in net sales, and were $99,000 and $92,000 during 2012 and 2011, respectively. Shipping and handling costs that are directly attributable to the procurement of inventory are recognized in cost of sales when such inventory is sold.

 Advertising Costs —Advertising production costs are expensed the first time the advertisement is run. Media (TV, radio and print) placement costs are expensed in the month the advertising appears or is aired. Through cooperative advertising programs, the Company reimburses its retail customers for certain of their costs of advertising the Company's products. The Company records these costs in selling and marketing expense at the point in time when it is obligated to its customers for the costs, which is when the related revenues are recognized. This obligation may arise prior to the related advertisement being run. Total advertising and promotion expenses were $2.9 million and $4.2 million during 2012 and 2011, respectively. Prepaid advertising and promotion expenses recorded in prepaid expense totaled $4,000 and $30,000 at December 31, 2012 and 2011, respectively.

Stock-Based Compensation —Stock-based compensation expense is measured at the grant date based on the estimated fair value of the award, and is recognized as expense over the requisite service period. Fair value of stock option awards is estimated using a Black-Scholes option pricing model. Fair value of restricted stock unit awards is based on the closing trade price of the Company’s common stock on the date of grant. Stock-based compensation is recognized using the straight-line method over the period during which the employee is required to provide service in exchange for the award. No compensation expense is recognized for awards for which the employee does not render the required service. If the requisite service is not provided, previously recognized compensation expense is reversed. The total amount of compensation expense attributable to restricted stock unit awards (designated as performance awards) is based upon the estimated number of restricted stock units expected to be earned. This estimate is reassessed at each reporting period and the total amount of compensation expense to be recognized is adjusted accordingly.

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Insurance —An estimated liability is provided for current pending claims (if any) and estimated incurred-but-not-reported claims due to this retention risk. A liability is accrued by a charge to income if it is probable that a liability has been incurred at the date of the financial statements, and the amount of loss can be reasonably estimated. A liability for estimated claims in the amount of $142,000 and $150,000 as of December 31, 2012 and 2011, respectively, is reflected in the balance sheets as an accrued liability. The Company’s insurance retention for general liability claims will be $25,000 per occurrence with a maximum out-of-pocket of $500,000 per year.

Foreign Currency Transactions —Gains and losses generated by transactions denominated in a currency different from the functional currency of the applicable entity are recorded in other income and expense in the period in which they occur. The Company recognized a $54,000 net loss on foreign currency transactions in 2012, compared to a net gain of $6,000 in 2011.

4. RECENT ACCOUNTING PRONOUNCEMENTS

In June 2011, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income, to make the presentation of items within other comprehensive income (“OCI”) more prominent. The new standard requires companies to present items of net income, items of OCI and total comprehensive income in one continuous statement or two separate consecutive statements, and companies will no longer be allowed to present items of OCI in the statement of stockholders’ equity. This new standard was effective for the Company beginning January 1, 2012, with early adoption permitted. The Company adopted this standard effective January 1, 2012. The adoption of this ASU relates to the presentation of financial information and had no effect on the Company’s consolidated financial position or results of operations.

5. RESTRUCTURING

The Company began taking steps in the first quarter of 2012 to close its office in Brussels, Belgium and transition the business operations conducted through that office to its French, German and U.S. offices. As part of this initiative, the Company eliminated its workforce in Belgium effective as of June 30, 2012. These workforce reductions primarily came from the elimination of certain finance, supply chain and customer service functions. The work performed by these persons was absorbed by the Company’s employees in France, Germany and the United States. The Company hired limited personnel to assist with accounting and logistical support in those offices. Financial management and reporting for the Company’s Belgian subsidiary was transitioned to the Company’s headquarters in the United States.

Restructuring charges and related liability balances are as follows:

	March 31, 2012	Charges and Changes in Estimates		Payments	December 31, 2012
Severance and one-time termination benefit costs	$431,000	$14,000		$(399,000)	$46,000
Contract termination costs	-	85,000	(1)	(85,000)	-
Other costs	81,000	128,000	(2)	(202,000)	7,000
Total	$512,000	$227,000		$(686,000)	$53,000	(3)

(1)
During the three months ended June 30, 2012, the Company recognized $92,000 in contract termination costs which included $47,000 in contract termination costs attributable to the Company's operating lease for office space in Brussels, Belgium that was expected to be paid by monthly installments through April 30, 2014. During the three months ended December 31, 2012, the Company reached an agreement with regards to this operating lease which resulted in a reduction in contract termination costs in the amount of $11,000, so long as the Company paid the outstanding liability prior to December 31, 2012. All contract termination costs were paid as of December 31, 2012.

(2)
Other costs are those costs, including, but not limited to, costs to close the Company's office in Belgium, transfer its business operations to its German and French offices and repatriate the Company's former Vice President, International back to the United States, and are recognized when incurred.

(3)	Outstanding liabilities are included in accrued liabilities.

In addition, the Company recognized $34,000 in fixed asset impairment charges during the three months ended March 31, 2012 related to these initiatives.

The Company’s restructuring initiatives were substantially completed as of June 30, 2012.

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6. LOSS PER SHARE

Basic loss per common share is calculated by dividing net loss available to common stockholders for the period by the weighted-average number of common shares outstanding during the period. Diluted loss per share reflects the effects of potentially dilutive securities that could share in the loss of the Company. A reconciliation of the numerator and denominator used in the calculation of basic and diluted loss per share is as follows (in thousands):

	Year Ended December 31,
	2012	2011
Numerator— net loss available to common stockholders	$(10,709)	$(5,600)
Denominator:
Weighted average common stock outstanding for basic loss per share	27,571	27,571
Effect of dilutive securities:
Stock options	–	–
Restricted stock units	–	–

Adjusted weighted average common stock and assumed conversions for diluted loss per share	27,571	27,571

Stock options to purchase approximately 1.5 million shares of common stock and restricted stock units convertible into approximately 669,000 shares of common stock were not included in the computation of diluted loss per share for the year ended December 31, 2012, because the effect of their inclusion would be anti-dilutive. Stock options to purchase approximately 1.5 million shares of common stock and restricted stock units convertible into approximately 779,000 shares of common stock were not included in the computation of diluted loss per share for the year ended December 31, 2011, because the effect of their inclusion would be anti-dilutive.

7. INVESTMENTS

The Company has an investment policy, the purpose of which is to establish sound investment guidelines for the ongoing management of the Company’s excess cash and investments. The policy provides guidelines on, among other things, investment term limitations, permitted investments, credit quality, single issuer concentration and corporate debt sector concentrations. In all categories of investments, emphasis is placed on securities of high quality subject to the following quality limitations at the time of investment:

●	U.S. Treasury and other U.S. Federal Agencies, debentures or mortgages;
●	$1 net asset value money market mutual funds governed by SEC Rule 2a-7;
●	Commercial Paper (minimum A-1/P-1/F-10); Corporate Notes (minimum A or better); and
●	Municipal Debt (short-term: minimum A-1/P-1 or equivalent; long term: A or better).

Investments consist of the following:

	As of December 31, 2012
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses(1)	Aggregate Fair Value(2)	Maturities
	(In thousands)
Current available-for-sale securities
Commercial paper	$9,988	$3	$(2)	$9,989	Jan-2013 thru Mar-2013
Corporate bonds	4,006	-	-	4,006	Jan-2013
Municipal bonds	3,000	-	-	3,000	Jan-2013
Total current available-for-sale securities	$16,994	$3	$(2)	$16,995

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	As of December 31, 2011
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Aggregate Fair Value(2)	Maturities
	(In thousands)
Current held-to-maturity securities
Certificate of deposit	$500	$-	$-	$500	Feb-2012
Commercial paper	11,472	-	(8)	11,464	Jan-2012 thru Oct-2012
Corporate bonds	9,436	-	(30)	9,406	Jun-2012 thru Sep-2012
Municipal bonds	19,061	-	(41)	19,020	Mar-2012 thru Oct-2012
Total current held-to-maturity securities	$40,469	$-	$(79)	$40,390

(1)
No investments outstanding as of December 31, 2012 have had continuous unrealized loss positions longer than 12 months. All investments that matured during the year ended December 31, 2012 matured at their full face amounts.

(2)
Aggregate fair values for commercial paper and bonds were determined using a third-party pricing service. This third-party pricing service uses the market approach to value these investments (Level 2 fair value hierarchy).

In connection with the Merger Transaction (discussed in Note 2), the Company was required to sell certain of its investments, outstanding as of December 31, 2012, which was prior to maturity to fund Sequential’s purchase of the outstanding common stock of Heelys. As a result, the Company no longer had the intent to hold these investments to maturity and all investments outstanding as of December 31, 2012 were reclassified from held-to-maturity to available-for-sale at December 31, 2012 and are reported in the consolidated balance sheet at fair value. The difference between amortized cost and fair value at December 31, 2012 is reported as an unrealized net holding gain, a component of other comprehensive loss in stockholders’ equity.

All investments as of December 31, 2011, are classified as held-to-maturity since the Company had the intent and ability to hold these investments to maturity. Investments in debt securities (commercial paper, municipal bonds and corporate bonds) are reported at cost, adjusted for premiums and discounts that are recognized in interest income, using a method that approximates the effective interest method, over the period to maturity.

The fair values of these investments are determined using significant observable inputs other than quoted prices in an active market for the investment (Level 2 fair value hierarchy). The Company determines the fair value of its investments using a third party pricing service. Investments are reviewed quarterly for possible other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as the severity of loss, the length of time the fair value has been below cost, the expectation for that investment’s performance, the creditworthiness of the issuer and the length of time to maturity. No impairments have been recognized.

The Company considers as current assets those investments which will mature in the next 12 months. The remaining investments are considered non-current.

8. CONCENTRATION OF RISK

The Company maintains substantially all of its cash and cash equivalents in financial institutions in amounts that exceed federally insured limits or in international jurisdictions where either insurance is not provided or in amounts that exceed amounts guaranteed by the local government or other governmental agencies. Investments in the Fidelity Money Market Fund are not insured. The Company has not experienced any losses with regards to its cash and cash equivalents and believes it is not exposed to significant credit risk.

The Company invests a portion of its cash in fully insured certificates of deposit and in debt instruments of corporations and municipalities with strong credit ratings.

The Company considers its concentration risk related to accounts receivable to be mitigated by the Company's credit policy, the significance of outstanding balances owed by each individual customer at any point in time and the geographic dispersion of these customers.

The Company outsources all of its manufacturing to a small number of independent manufacturers. Establishing replacement sources could require significant additional time and expense.

Index

9. PROPERTY AND EQUIPMENT

Property and equipment include the following (in thousands):

	Estimated	December 31,
	useful lives	2012	2011
Leasehold improvements	1 - 10 years	$459	$510
Furniture and fixtures	7 years	160	177
Computer equipment (including software)	3 - 5 years	478	538
Equipment	5 years	137	139
Product molds and designs	2 years	9	1,139
Total		1,243	2,503
Less accumulated depreciation and amortization		(915)	(1,933)
Property and equipment—net		$328	$570

Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method over the estimated useful life of the asset. Leasehold improvements are amortized over their estimated useful lives or the lease term, whichever is shorter.

The Company began taking steps in the first quarter of 2012 to close its office in Brussels, Belgium and transition the business operations conducted through that office to its French, German and U.S. offices and the Company recognized $34,000 in impairment charges on property and equipment attributable to the office in Brussels (see Note 5). Effective as of June 30, 2012, the Company closed its office in Brussels and transitioned the business operations conducted through that office to its French, German and U.S. offices. Substantially all of the property and equipment attributable to the office in Brussels was disposed of and written-off as of December 31, 2012.

During the fourth quarter of 2012, one of the Company’s manufacturers shut down its operations without notice. The local government seized the manufacturer’s factory and all of the property within the factory, including certain of the Company’s product molds. The local government sold the factory, and all of the property within it, to another manufacturer and the Company was unable to secure the return of its property. These product molds, which were all fully amortized, were written-off as of December 31, 2012.

Depreciation expense related to property and equipment was $241,000 and $312,000 in 2012 and 2011, respectively.

10. INTANGIBLE ASSETS AND GOODWILL

Patents and Trademarks

Patents and trademarks include the following (in thousands):

	December 31,
	2012	2011
Patents	$1,483	$1,438
Trademarks	341	313
Other	25	25
Total	1,849	1,776
Less accumulated amortization	(1,531)	(1,456)
Patents and trademarks—net	$318	$320

Patents and trademarks are stated at cost less accumulated amortization. Amortization is provided using the straight-line method over the estimated useful lives of five years. Losses on disposal of patents and trademarks are included in general and administrative expenses.

Amortization expense related to patents and trademarks was $125,000 and $133,000 in 2012 and 2011, respectively. Amortization expense from 2013 through 2017 is expected to be $107,000, $85,000, $60,000, $44,000 and $22,000, respectively.

Index

Intangible Assets

During fiscal year 2008, the Company agreed to purchase a portion of the business operations, certain assets, and retain employees on a contractual basis of two of its former distributors in Germany and France. The primary assets acquired as a result of the termination of these distributors were the customer lists and goodwill. In addition, both of these former distributors agreed to not compete with the Company for a limited period of time.

Intangible assets include the following (in thousands):

	December 31,
	2012	2011
Non-compete agreements	$155	$155
Customer lists	1,332	1,316

Total	1,487	1,471
Less accumulated amortization	(1,400)	(1,091)
Less impairment	(87)	-

Intangible assets—net	$-	$380

Non-compete agreements were amortized over 2 to 5 years, and customer lists were amortized over 5 years. Amortization expense related to non-compete agreements and customer lists was $292,000 and $314,000 in 2012 and 2011, respectively.

Intangible assets, subject to amortization, are tested for recoverability whenever events or changes in circumstances indicate that the carrying value may not be recoverable. As discussed in Note 2, on December 7, 2012, the Company entered into the Heelys Merger Agreement, pursuant to which the Company became a wholly-owned subsidiary of Sequential. The Merger Transaction was completed on January 24, 2013. In addition, on December 20, 2012, Sequential entered into an agreement with BBC, pursuant to which and contingent upon the completion of the Merger Transaction, among other things, Sequential granted BBC an exclusive license to use the licensed trademark(s) and proprietary rights to the Heelys brand. Due to this change in circumstances, management assessed various qualitative factors, primarily the planned change in business model, and determined that it was more likely than not that the fair value of the non-compete agreement and customer lists intangibles was less than their carrying amount. As a result, the Company recorded an impairment charges related to these intangibles as of December 31, 2012 for amounts necessary to reduce the carrying value of these assets to fair value. These impairment charges are reported as a separate line item in the consolidated statement of operations.

Goodwill

Goodwill includes the following (in thousands):

	December 31,
	2012	2011
Goodwill	$1,521	$1,532
Less impairment	(1,521)	-

Goodwill—net	$-	$1,532

Goodwill is not amortized but is instead measured for impairment at least annually, or when events indicate that impairment might exist. As discussed in Note 2, prior to entering into the Heelys Merger Agreement, the Company had entered into an agreement to, among other things, sell substantially all of its assets to the Evergreen Group. Management assessed various qualitative factors, including the aggregate purchase price, the carrying value of the reporting units (domestic and international), the origin of the recorded goodwill and the anticipated allocation of the purchase price, and determined that it was more likely than not that the fair value of the reporting unit at which the goodwill was recorded was less than its carrying amount. As a result, the Company recorded an impairment charge related to goodwill as of September 30, 2012, which is reported as a separate line item in the consolidated statement of operations for amounts necessary to reduce the carrying value of the asset to fair value.

Index

Customer lists and goodwill are intangible assets of the Company's Belgian subsidiary whose functional currency is the Euro. Assets and liabilities of foreign operations which are denominated in a functional currency other than the U.S. dollar (the reporting currency) are translated at the rate of exchange during the applicable period. These intangibles are translated using the exchange rate as of the balance sheet date. As a result, the U.S. dollar value of these intangibles is impacted by the fluctuation in the exchange rate. The only changes to the gross value of the customer lists and goodwill intangibles during the fiscal year ended December 31, 2012 were the result of the difference in the exchange rate as of December 31, 2012 and as of December 31, 2011.

11. ACCRUED LIABILITIES

Accrued liabilities consist of the following (in thousands):

	December 31,
	2012	2011
Professional fees	$954	$77
Payments due - termination of distributorship
agreements	55	67
Accrued taxes payable	144	124
Customer credits and prepayments	101	199
Payroll and payroll related costs	1,113	488
Inventory and related costs	367	1,257
Commissions	227	295
Restructuring	53	-
Other	376	467
Total accrued liabilities	$3,390	$2,974

Professional fees, accrued and outstanding at December 31, 2012, are primarily attributable to the Merger Transaction discussed in Note 2.

Customer credits include amounts due customers in excess of amounts owed to the Company, including estimated credits due customers for estimated returns and co-op advertising and marketing allowances.

Payroll and payroll related costs includes accrued bonuses payable under the Company’s 2012 management incentive bonus plan (the “MIP”) and the Company’s 2012 long-term management incentive plan (the “LTMIP”). The MIP generally provided for bonus payments to participants based on the Company’s achievement of certain EPS performance objectives (threshold, target and maximum) during 2012. The LTMIP generally provided for bonus payments to participants based on the Company’s achievement of certain EPS performance objectives (threshold, target and maximum) during each of years 2012, 2013 and 2014. The Merger Transaction, discussed in Note 2, resulted in a “change in control” under the MIP and LTMIP, and, for purposes of calculating bonus payout amounts under the MIP and LTMIP, the Company’s board of directors determined to deem the Merger Transaction effective as of December 2012.  In determining to deem the Merger Transaction to be effective in 2012, the Company’s board of directors desired to maximize the compensation payable to its employees under such plans and awards as appreciation for their continued support of the Company and assistance with a transaction process for stockholders that was longer and more complex than anticipated. Accrued bonuses, attributable to the MIP and LTMIP, at December 31, 2012 were $769,000.

Restructuring related accrued liabilities includes $46,000 in severance and one-time termination benefits and $7,000 in other costs attributable to the initiatives the Company began taking in the first quarter of 2012 (see Note 5). The outstanding severance and one-time benefits will be paid in monthly installments through March 31, 2013.

12. COMMITMENTS AND CONTINGENCIES

Leases —Effective February 1, 2005, the Company entered into an operating lease whereby the Company leases office and warehouse space in Carrollton, Texas for 10 years with two five year renewal options. On February 27, 2006, the Company signed an amendment to this lease for additional warehouse space for the duration of the lease term. The information in the table below does not include renewal options.

 Effective April 1, 2008, Heeling Sports EMEA entered into an operating lease for office space in Munich, Germany for three years with an automatic renewal at the end of the initial three year lease unless six months’ notice is provided. This lease was renewed through March 31, 2014. The information in the table below does not include additional lease renewals or extensions. Payments under this lease agreement are made in Euro. Future minimum payments, included in the table below, have been estimated using the currency exchange rate as of December 31, 2012.

Index

Effective May 1, 2008, Heeling Sports EMEA entered into an operating lease for office space in Annecy, France for nine years with the option to terminate the lease at the end of each three year period. This lease was not terminated at the end of the original three year period. The information in the table below assumes this lease will not be renewed after the second three year period. Payments under this lease agreement are made in Euro. Future minimum payments, included in the table below, have been estimated using the currency exchange rate as of December 31, 2012.

Effective March 1, 2011, Heeling Sports Japan entered into an operating lease for office space in Tokyo, Japan for two years with an automatic renewal at the end of the initial two year lease unless six months’ notice is provided. The required six months’ notice was not provided and this lease will automatically renew effective March 1, 2013 for an additional two years. The information in the table below does not include any additional lease extensions. Payments under this lease agreement are made in Japanese Yen. Future minimum payments, included in the table below, have been estimated using the currency exchange rate as of December 31, 2012.

Future minimum rental payments under these agreements are as follows (in thousands):

Years Ending December 31,
2013	$349
2014	305
2015	141
2016	-
2017	-
Thereafter	-
$795

Rent expense for leased office space, and warehouse space in Carrollton, Texas, was $327,000 and $340,000 for 2012 and 2011, respectively. Rent expense for additional and temporary warehouse space was $68,000 and $67,000 for 2012 and 2011, respectively.

Third-Party Distribution Facility (Belgium) —The Company uses a third-party distribution facility in Belgium. The Company pays this third-party distributor fees and charges for services including storage, handling, processing and packing materials. These fees and charges are activity based and therefore fluctuate and as a result related future obligations cannot be quantified. This agreement is for one year with automatic one year renewal terms. The Company expensed $1.5 million and $1.6 million related to this third-party distribution facility in 2012 and 2011, respectively. These costs are included in general and administrative expense.

Third-Party Distribution Facility (Japan) —In March 2011, the Company began to use a third-party distribution facility in Japan. The Company pays this third-party distributor fees and charges for services including storage, handling, processing and packing materials. These fees and charges are activity based and therefore fluctuate and as a result related future obligations cannot be quantified. This agreement is for one year with automatic one year renewal terms. The Company expensed $121,000 and $191,000 related to this third-party distribution facility in 2012 and 2011, respectively. These costs are included in general and administrative expense.

Termination of Distributorship Agreements —During fiscal year 2008, the Company agreed to purchase a portion of the business operations, certain assets, and retain employees on a contractual basis of two of its former distributors in Germany and France. The primary assets acquired as a result of the termination of these distributorship agreements were the customer lists and goodwill. In addition, both of these former distributors agreed to not compete with the Company for a limited period of time. The fair value and the total amount paid for the acquired assets was $3.7 million (2.4 million Euro) based upon the amount at which the assets could be bought or sold in a current transaction between willing parties. As a result, the Company recorded goodwill of $1.9 million (1.2 million Euro) and intangibles (acquired customer relationships and non-compete) of $1.8 million (1.2 million Euro). As of December 31, 2012, the Company has paid $3.3 million (2.3 million Euro) for these acquired assets with the balance of $148,000 (112,000 Euro) to be paid out over time in accordance with the terms of the agreements. As of December 31, 2012, $93,000 is recorded as other long term liability and $55,000 is recorded as a current liability.

Purchase Commitments —The Company had open inventory purchase commitments of $2.8 million at December 31, 2012.

Index

Legal Proceedings —Due to the nature of the Company's products, from time to time the Company has to defend against personal injury and product liability claims arising out of personal injuries that allegedly are suffered using the Company's products. To date, none of these claims has had a material adverse effect on the Company. The Company is also engaged in various claims and legal proceedings relating to intellectual property matters, especially in connection with enforcing the Company's intellectual property rights against the various third parties importing and selling knockoff products domestically and internationally. Often, such legal proceedings result in counterclaims against the Company that the Company must defend. The Company believes that none of the pending personal injury, product liability or intellectual property legal matters will have a material adverse effect upon the Company's financial position, cash flows or results of operations.  Litigation settlement payments related to intellectual property legal matters (whether received by the Company or paid by the Company) are reported as other income (expense) in the Company’s statement of operations. Legal fees related to intellectual property matters and associated enforcement are included in general and administrative expenses. The Company recognized $575,000 in other income resulting from litigation settlement payments in the Company’s favor in 2011, which included a settlement of a potential patent and trademark lawsuit in the amount of $375,000, during the third quarter of 2011.

13. INCOME TAXES

Components of income taxes were as follows (in thousands):

	December 31,
	2012	2011

Current expense:
State	$3	$-
Foreign	25	369
Total current expense	28	369

Deferred expense (benefit):
Foreign	$82	$(130)
Total deferred expense (benefit), net	82	(130)

Total income tax expense, net	$110	$239

A reconciliation of income tax computed at the U.S. federal statutory income tax rate of 35% to the provision for income taxes is as follows (in thousands):

	December 31,
	2012	2011

Tax expense at statutory rate	$(3,710)	$(1,876)
Non-deductible incentive stock option expense	68	54
Non-deductible penalties	-	33
State income taxes net of federal benefit	2	-
Increase in valuation allowance	3,563	2,179
Increase in unrecognized tax benefits net of indirect benefits	-	89
Other	187	(240)

Total income tax expense, net	$110	$239

Deferred income taxes reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. The tax effects of significant items included in the Company's net deferred tax benefits (expense) were as follows (in thousands):

Index

	December 31,
	2012	2011

Current tax assets (liabilities):
Allowance for bad debts	$38	$44
Inventories	112	89
Prepaid expenses	-	(114)
Accrued expenses	354	116
Other	278	93
Total net current deferred tax assets (liabilities)	782	228
Less: Valuation allowance	(581)	(318)
Net current deferred tax assets (liabilities)	201	(90)

Long-term tax assets:
Fixed assets and intangibles	273	273
Net operating loss carryovers	6,007	3,598
State income taxes	145	136
Transaction costs	374	-
Share-based compensation	803	606
Other	281	357
Total net long-term deferred tax assets (liabilities)	7,883	4,970
Less: Valuation allowance	(7,932)	(4,646)
Net long-term deferred tax assets (liabilities)	(49)	324

Total deferred tax assets (net of deferred liabilities)	$152	$234

During the year ended December 31, 2012, the valuation allowance increased by approximately $3.5 million as the Company believes that it is more likely than not that the net U.S. and Japanese deferred tax assets will not be realized as of December 31, 2012. Additionally, the Company believes significantly all of the net deferred tax assets attributable to its operations in Europe, other than those allowed to be carried back, will also not be realized.

As of December 31, 2012, a valuation allowance of $8.5 million had been recognized for deferred income taxes that may not be realized by the Company in future periods.

A reconciliation of the consolidated liability for gross unrecognized income tax benefits (excluding penalties and interest) from January 1, 2011 to December 31, 2012, is as follows (in thousands):

	2012	2011
Balance at beginning of year	$454	$365
Increases in current year tax positions	-	89
Balance at end of year	$454	$454

 If the Company were to prevail on all unrecognized tax benefits recorded, approximately $454,000 of the unrecognized tax benefits (excluding accrued interest and penalties) at December 31, 2012 would benefit the effective tax rate. Liabilities for unrecognized tax benefits are included in income taxes payable in the consolidated balance sheet. All unrecognized tax benefits have been classified as noncurrent liabilities.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense and penalties related to tax liabilities in general and administrative expense. During the years ended December 31, 2012 and 2011, the Company recognized approximately $34,000 and $41,000 in interest and penalties, respectively. The Company has accrued $240,000 and $206,000 for interest and penalties at December 31, 2012 and 2011, respectively. Accrued interest and penalties are included within the related income tax liability line in the consolidated balance sheet. All unrecognized tax benefits have been classified as non-current liabilities.

Net operating losses of $11.7 million attributable to the Company’s operations in the United States will begin to expire in 2030. Net operating losses of approximately $321,000 and $2.3 million in Belgium and Germany, respectively, do not expire and can be carried forward indefinitely. Net operating losses of approximately $646,000 in France can be carried back and fully utilized or carried forward indefinitely. Net operating losses of approximately $2.7 in Japan will begin to expire in 2020.

Index

 The statute of limitation remains open for the Company's consolidated federal income tax returns for the tax years ended December 31, 2006 forward. The statute of limitations remains open for income tax returns filed in Belgium, Germany and France for tax years ended December 31, 2008 forward. The statute of limitation remains open for income tax returns filed in Japan for tax years ended December 31, 2011 forward. State statutes are open for various years, depending on the jurisdiction. There are no income tax examinations currently in process.

14. STOCK-BASED COMPENSATION

In June 2006, the Company adopted the 2006 Stock Incentive Plan which was amended and restated on May 20, 2010 (the “2006 Plan”). The purpose of the 2006 Plan is to provide certain key employees, non-employee directors and consultants with a proprietary interest in the Company through the granting of stock options and awards of restricted stock units.

The Company reserved 2,972,725 shares of common stock subject to the 2006 Plan and as of December 31, 2012 had 570,594 shares remaining available that may be granted to employees, consultants and nonemployee directors of the Company in the future. The 2006 Plan is administered by the compensation committee of the Company's board of directors, which selects the persons to whom awards will be granted, determines the number of shares to be subject to each grant, and prescribes the other terms and conditions of each grant, including performance criteria, the type of consideration to be paid to the Company upon exercise and the vesting schedule. Unless specifically provided otherwise in an individual award agreement under the 2006 Plan, if a “change in control” of the Company, as defined by the 2006 Plan, occurs, (a) all of the options issued under the 2006 Plan will accelerate and become fully vested and exercisable and (b) the forfeiture restrictions under the restricted unit award agreement may lapse and the unvested restricted stock units may become vested and released from the forfeiture restrictions under such award only if the “change in control” constitutes a “change in control” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.

Stock Options

Stock option awards are generally granted with an exercise price equal to the market price of the Company's stock at the date of grant, generally vest over four years of continuous service and have a 10-year contractual life. Stock-based compensation is based on the estimated fair value of the award on the date of grant. The Company recognizes this expense using the straight-line method over the period during which an employee is required to provide service in exchange for the award—the requisite service period. No compensation expense is recognized for stock options for which employees do not, or are not expected to, render the requisite service.

The following summarizes stock option grants made by the Company during 2011 and 2012:

	Number of Shares	Exercise
Date of Grant	Granted	Price
February 2011	22,500	$2.90
December 2011	10,000	$1.94
August 2012	10,000	$1.76

The exercise price per share was the fair value of the underlying stock at the grant date. All options granted vest and become exercisable in four equal cumulative installments on each successive anniversary date of the grant and have a contractual term of ten years.

 The Company computed the fair value of the options granted using the Black-Scholes option pricing model and the following assumptions:

	February	December	August
	2011	2011	2012
Expected volatility	49.41%	50.21%	50.34%
Dividend yield	—	—	—
Risk-free interest rate	2.84%	1.41%	1.10%
Expected life (years)	6.25	6.25	6.25

 The Company estimated the volatility of the underlying common stock at the date of grant based on the historical volatility of the Company's common stock as well as the historical volatility of comparable public companies. The risk-free interest rate for periods within the contractual life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. Expected life was calculated using a simplified method as allowed by ASC 718, "Stock Compensation," due to lack of relevant historical data.

Index

The following summarizes stock option transactions for the year ended December 31, 2012:

Options	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Outstanding at December 31, 2011	1,518,717	$3.71	5.9	$-
Granted	10,000	$1.76
Exercised	—	—
Forfeited	62,084	$5.88
Outstanding at December 31, 2012	1,466,633	$3.60	4.9	$9,200
Exercisable at December 31, 2012	1,278,758	$3.78	4.6	$1,925
Vested at December 31, 2012	1,278,758	$3.78	4.6	$1,925
Unvested at December 31, 2012	187,875	$2.43	7.4	$7,275

Intrinsic value is the amount by which the fair value of the underlying stock exceeds the exercise price of an option. If the fair value of the underlying stock is less than the exercise price of an option, there is no intrinsic value.

No options were exercised during 2012 or 2011.

The weighted average fair value of options granted during the years ended December 31, 2012 and 2011 was $0.53 and $1.04, respectively.

The total fair value of shares that vested during 2012 and 2011 was $245,000 and $276,000, respectively.

As a result of the Merger Transaction (discussed in Note 2), the Company revised the estimated requisite service period for all issued and outstanding stock options in December 2012. Taking into consideration the fact that the Merger Transaction would constitute a “change in control,” as defined in the 2006 Plan resulting in all of the stock options issued and outstanding under the 2006 Plan to accelerate and become fully vested, and the probability that the service conditions of the underlying awards would be satisfied, the remaining requisite period was revised to be through January 24, 2013.

Stock-based compensation expense attributable to stock option awards was $303,000 and $268,000 for the years ended December 31, 2012 and 2011, respectively. The remaining unrecognized compensation expense at December 31, 2012 is $82,000 and will be recognized in January 2013.

The Company has not capitalized any stock-based compensation expense at December 31, 2012 or 2011. There have been no significant modifications to stock option awards during 2012 or 2011.

Restricted Stock Units

Restricted stock units outstanding as of December 31, 2012 were awarded to certain employees in 2010, 2011 and 2012. Restricted stock units were awarded by the board of directors of the Company, upon recommendation of the compensation committee of the board of directors of the Company, and are designated as performance awards subject to the terms and conditions of the 2006 Plan and the underlying award agreements.

To support the Company’s focus on creating long-term stockholder value, the awarded restricted stock units were subject to performance criteria based on earnings per share of the Company (“EPS”) during the defined performance period. EPS would be determined by dividing the Company’s consolidated net income or loss by the number of basic common shares of the Company outstanding during the defined performance years within the defined performance period. The calculation of the number of restricted stock units that would vest at the end of the defined performance period would be based on an average of the EPS performance level achieved during each of the defined performance years. The number of restricted stock units earned during the defined performance period could vary from 0% to 200% of the restricted stock units awarded based on EPS for each of the defined performance years in the defined performance year.

Index

The performance period for restricted stock units granted in 2010 began May 1, 2010 and ended December 31, 2012. The performance period for restricted stock units granted in 2011 began January 1, 2011 and was originally to end December 31, 2013. And the performance period for the restricted stock units granted in 2012 began January 1, 2012 and was originally to end December 31, 2014.

The Company determines the fair value of restricted stock unit awards based on the closing trade price of the Company’s common stock on the date of grant. Compensation expense is recognized using the straight-line method over the performance period. The amount of compensation expense recognized is based upon the estimated number of restricted stock units expected to be earned. The Company reassesses this estimate at each reporting period and adjusts the total amount of compensation expense to be recognized accordingly.

The following summarizes restricted stock unit transactions for the year ended December 31, 2012:

	Performance Units	Weighted Average Grant-Date Fair Value
Outstanding at December 31, 2011	553,285	$2.21
Granted	202,892	$2.45
Forfeited	362,856	$2.26
Earned & Converted	—	$—
Outstanding at December 31, 2012	393,321	$2.28

As a result of the Merger Transaction (discussed in Note 2), the Company revised the estimated requisite service period for all issued and outstanding restricted stock units in December 2012. Taking into consideration the fact that the Merger Transaction would constitute a “change in control,” as defined in the 2006 Plan which would result in the restrictions under the restricted unit awards to lapse and the unvested restricted stock units to become vested and released from the forfeiture restrictions, and the probability that the service conditions of the underlying awards would be satisfied, the remaining requisite period was revised to be through January 24, 2013. Additionally, in determining the number of restricted stock units that would vest, the Company’s board of directors determined to deem the Merger Transaction effective as of December 2012. The number of restricted stock units outstanding as of December 31, 2012, as reported in the table above, was calculated as if the Merger Transaction had closed in December 2012.

Stock-based compensation expense attributable to restricted stock unit awards was $454,000 and $167,000 for the years ended December 31, 2012 and 2011, respectively. The remaining unrecognized compensation expense at December 31, 2012 is $278,000 and will be recognized in January 2013.

15. OTHER EMPLOYEE BENEFIT PLANS

The Company sponsors a 401(k) Retirement Plan (the "401(k) Plan"). All employees of Heeling Sports Limited who are 21 years of age or older are eligible to enroll in the 401(k) Plan. The Company expensed contributions of $61,000 and $58,000 during 2012 and 2011, respectively.

16. RELATED-PARTY TRANSACTIONS

One of the Company's former patent attorneys is also a stockholder of the Company. The Company capitalized $32,000 of patent and trademark related costs in 2011, and expensed (general and administrative) $8,000 and $294,000 in 2012 and 2011, respectively, of fees and expenses paid to this attorney’s law firm attributable patent and trademark related services. Additionally, this patent attorney's law firm provides general corporate legal counsel to the Company. The Company expensed $428,000 for these services during 2012, which included $338,000 in fees attributable to the agreement the Company entered into with The Evergreen Group and the Merger Transaction discussed in Note 2, and expensed $59,000 for general legal counsel services in 2011. This expense is included in general and administrative expense. The Company owed $189,000 and $16,000 to this law firm as of December 31, 2012 and 2011, respectively.

17. SEGMENT REPORTING

Operating results are assessed based on geographic areas to make decisions about necessary resources and in assessing performance. Consequently, based on the nature of the financial information that is received by the chief executive officer as chief operating decision maker, the Company has two reportable segments for financial reporting purposes. Each segment derives revenue primarily from the sale of HEELYS-wheeled footwear. Intercompany balances and transactions have been eliminated.

Index

	Year Ended December 31, 2012
	(In thousands)

	Domestic	International	Unallocated	Consolidated
Net Sales	$10,685	$17,218	$-	$27,903
Cost of Sales	7,915	9,913	-	17,828
Gross Profit	2,770	7,305	-	10,075
Selling, General and Administrative Expenses	7,890	10,662	2,489	21,041
Loss from Operations	(5,120)	(3,357)	(2,489)	(10,966)
Other (Income) Expense, net	(197)	13	(183)	(367)
Loss before Income Taxes	$(4,923)	$(3,370)	$(2,306)	$(10,599)

Inventory impairment/reserves (included in cost of sales)	$901	$14	$-	$915
Depreciation and amortization (included in cost of sales)	$42	$-	$-	$42
Depreciation and amortization (included in SG&A)	$197	$420	$-	$616
Impairment of goodwill (included in SG&A)	$-	$1,521	$-	$1,521
Impairment of intangible assets (included in SG&A)	$10	$77	$-	$87
Restructuring charges (included in SG&A)	$-	$773	$-	$773

	Year Ended December 31, 2011
	(In thousands)

	Domestic	International	Unallocated	Consolidated
Net Sales	$11,903	$20,114	$-	$32,017
Cost of Sales	7,199	11,498	-	18,697
Gross Profit	4,704	8,616	-	13,320
Selling, General and Administrative Expenses	8,394	10,106	986	19,486
Loss from Operations	(3,690)	(1,490)	(986)	(6,166)
Other (Income) Expense, net	(595)	31	(241)	(805)
Loss before Income Taxes	$(3,095)	$(1,521)	$(745)	$(5,361)

Inventory impairment/reserves (included in cost of sales)	$57	$1,189	$-	$1,246
Depreciation and amortization (included in cost of sales)	$74	$-	$-	$74
Depreciation and amortization (included in SG&A)	$236	$449	$-	$685

Other income attributed to domestic operations, includes interest income of $30,000 and $42,000 in 2012 and 2011, respectively, earned on cash (including cash equivalents) and investments, and other income of $167,000 in 2012 and $553,000 in 2011. Other income in 2011 is primarily attributable to settlements of patent and trademark litigations. The Company recognized $575,000 in other income resulting from litigation settlement payments in the Company’s favor in 2011, which included a settlement of a potential patent and trademark lawsuit in the amount of $375,000 during the third quarter of 2011. Litigation settlement payments related to intellectual property legal matters (whether received by the Company or paid by the Company) are reported as other income (expense) and attributed to either domestic or international operations as appropriate. Legal fees related to intellectual property matters and associated enforcement are included in general and administrative expense and are attributed to either domestic or international operations as appropriate.

Other income (expense), net, attributed to international operations, is primarily gains (losses) generated by transactions denominated in a currency different from the functional currency of the Company’s Belgian and Japanese subsidiaries.

Although the Company’s international operations benefit from centrally managed costs, such as compensation of the Company’s executive officers, product development efforts and operating related insurance coverage, these costs have not been allocated to the international operations and are fully attributed to domestic operations.

Unallocated items, included in the tables above, include professional fees incurred at the consolidated level, including fees for tax, accounting and other consulting and professional services that are not directly attributable to operating either the domestic or international business, fees paid to members of the Company's board of directors, premiums for directors' and officers' insurance, other miscellaneous costs directly attributable to operating as a public company and interest income earned on monies and investments held at the Heelys, Inc. entity level. Unallocated general and administrative expenses for the year ended December 31, 2012, included in the table above, include approximately $1.4 million in expenses attributable to the agreement the Company entered into with The Evergreen Group and the Merger Transaction discussed in Note 2.

Index

	As of December 31, 2012
	Domestic	International	Unallocated	Consolidated
	(in thousands)
Total Assets	$16,130	$9,527	$41,948	$67,605
Property and Equipment, net	$254	$74	$-	$328
Goodwill	$-	$-	$-	$-

	As of December 31, 2011
	Domestic	International	Unallocated	Consolidated
	(in thousands)
Total Assets	$22,402	$13,317	$43,094	$78,813
Property and Equipment, net	$451	$119	$-	$570
Goodwill	$-	$1,532	$-	$1,532

Unallocated assets, included in the tables above, are primarily cash (including cash equivalents) and investments held at the Heelys, Inc. entity level.

The functional currency of the Company’s Belgian subsidiary is the Euro and for the Japanese subsidiary the Japanese Yen. Because these functional currencies are different than the Company’s reporting currency, which is the U.S. dollar, the assets of the Belgian and Japanese subsidiaries are translated at the rate of exchange as of the balance sheet date.

Sales in the Company’s French market accounted for 16.0% and 17.0% of consolidated net sales in 2012 and 2011, respectively. Sales in the Company’s Italian market accounted for15.0% and 19.6% of consolidated net sales in 2012 and 2011, respectively. No other country, other than the United States, accounted for 10% or more of the Company’s consolidated net sales in 2012 or 2011.

Customers of the Company consist of retail stores in the U.S. and certain European countries, and international wholesale distributors. The customers, individually or considered as a group under  common ownership, which accounted for greater than 10% of net sales during the periods reflected were as follows:

	Year Ended December 31,
Customer	2012	2011
Oxylane Group	8%	12%

Oxylane Group is a French sporting goods retail chain operating under the name Decathlon.

18. SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through April 5, 2013, which represents the date these financial statements were issued, to ensure that this report includes appropriate disclosures of events both recognized in the financial statements as of December 31, 2012, and events which occurred subsequent to December 31, 2012 but were not recognized in the financial statements. As of April 5, 2013, there were no subsequent events, other than those discussed below, which required recognition or disclosure.

On October 22, 2012, the Company entered into an asset purchase agreement with The Evergreen Group and one of its subsidiaries, to, among other things, sell substantially all of the operating assets of the Company and its subsidiaries. Thereafter, the Company’s board of directors unanimously determined that the Heelys Merger Agreement would constitute a “superior proposal,” as defined in the asset purchase agreement with The Evergreen Group. On December 7, 2012, the agreement with The Evergreen Group was terminated and Heelys entered into the Heelys Merger Agreement and, thereafter, completed the Merger Transaction on January 24, 2013. In connection therewith, each share of Heelys common stock issued and outstanding immediately prior to the effective time of the Merger Transaction (other than such shares owned by Sequential, Merger Sub, any other subsidiary of Sequential, Heelys or any subsidiary of Heelys, and any shares held by the stockholders of Heelys, if any, who properly demanded and validly perfected their statutory rights of appraisal with respect to the Merger Transaction) was automatically cancelled and converted into the right to receive an amount in cash equal to $2.25 per share, or, in the aggregate, approximately $63 million. The purchase was funded with cash from both Heelys and Sequential.

Index

In December 2012, Sequential entered into a License Agreement with BBC, pursuant to which Sequential granted to BBC the exclusive license to use the licensed trademark(s) and proprietary rights related to the Heelys products in connection with the manufacturing, distribution, advertising and sales of Heelys products. The License Agreement was contingent upon completion of the Merger Transaction and Sequential acquiring ownership of the licensed trademark(s) and proprietary rights from Heelys. The term of the License Agreement with BBC began on December 20, 2012 and expires on June 30, 2019. Subject to certain conditions, the License Agreement may be renewed by BBC for two renewal periods of five years each in years five and ten, respectively, provided that BBC is not in default of the terms and conditions of the License Agreement and in compliance with the aggregate guaranteed minimum royalties requirements set forth therein.

Subsequent to the completion of the Merger Transaction, Sequential has begun taking steps to restructure the Company including, but not limited to, workforce reductions, restructuring workforce labor and termination of non-essential contacts and agreements.

19. QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

The following table sets forth certain financial information for the periods indicated. The data is prepared on the same basis as the audited consolidated financial statements. All recurring, necessary adjustments are reflected in the data below.

	3/31/11	6/30/11	9/30/11	12/31/11	3/31/12	6/30/12	9/30/12	12/31/12

Consolidated Statements of Operations Data:
Net Sales	$6,103	$8,342	$6,624	$10,948	$7,271	$5,754	$6,656	$8,222
Gross Profit	$3,009	$3,910	$2,438	$3,963	$3,224	$2,216	$2,148	$2,487
Net Loss	$(1,183)	$(973)	$(1,464)	$(1,980)	$(1,581)	$(1,652)	$(2,397)	$(5,079)

Loss per share
Basic	$(0.04)	$(0.04)	$(0.05)	$(0.07)	$(0.06)	$(0.06)	$(0.09)	$(0.18)
Diluted	$(0.04)	$(0.04)	$(0.05)	$(0.07)	$(0.06)	$(0.06)	$(0.09)	$(0.18)
Weighted average shares outstanding:
Basic	27,571	27,571	27,571	27,571	27,571	27,571	27,571	27,571
Diluted	27,571	27,571	27,571	27,571	27,571	27,571	27,571	27,571